EXHIBIT (e)(9)

Sunterra Corporation

3865 W Cheyenne Ave

N Las Vegas, NV 89032

February 28, 2007

Mr. James A Weissenborn

Mackinac Partners

38710 Woodward Ave

Bloomfield Hills, MI 48304

Dear Jim:

As approved by the Compensation Committee of the Sunterra Corporation Board of Directors, this letter amends the prior letter agreement, dated September 8, 2006 (“September 8 Agreement”), between Sunterra Corporation and Mackinac Partners, LLC, as follows:

The first sentence of paragraph 2 of the September 8 Agreement is deleted in its entirety and replaced by the following:

“The term of MP’s engagement pursuant to this agreement (the “Term”) began on June 21, 2006 (the “Effective Date”) and will continue until this agreement is terminated by either party upon thirty (30) days’ prior written notice to the other party.”

Except as so amended, the September 8 Agreement shall remain in effect as written.

We are delighted to continue this engagement and look forward to continuing to wok together on this assignment.

Sincerely yours,

SUNTERRA CORPORATION

By	/S/ FREDERICK C. BAUMAN
Frederick C Bauman
Vice President, General Counsel & Secretary

Agreed to this 28th day of February, 2007

Mackinac Partners, LLC

By	/S/ JAMES A. WEISSENBORN
James A Weissenborn
CEO / President